BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE
                                                                                            NASDAQ: BPAX

BioSante Pharmaceuticals Reports
Second Quarter 2008 Developments and Financial Results

LINCOLNSHIRE, Illinois - (August 11, 2008) --- BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported its recent developments and financial results for the second quarter and six months ended June 30, 2008, and its cash balance as of June 30, 2008.

Significant Recently Announced Developments:

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The Reacquisition of Elestrin™: BioSante reacquired Elestrin (estradiol gel), U.S. Food and Drug Administration (FDA) approved for the treatment of menopausal hot flashes, from Nycomed US Inc., and will assume all manufacturing, distribution and marketing responsibilities for the product. Nycomed originally acquired the product from BioSante in November 2006 for $14 million. Under terms of the reacquisition agreement, BioSante will pay Nycomed $100,000 for the transfer and Nycomed will continue to inventory the product in its facilities for up to one year to provide for a smooth transition.  BioSante does not have to return any of the $14 million and will move forward to maximize the value of Elestrin to BioSante.

•
BioSante Receives a Second Special Protocol Assessment (SPA) Agreement with FDA for LibiGel®: BioSante reached an agreement with the FDA for a new SPA for the additional indication for LibiGel to include “naturally” menopausal women.  Previously, BioSante had an SPA for only “surgically” menopausal women.  This significantly increases the potential market opportunity for LibiGel, a transdermal testosterone gel in Phase III clinical development for the treatment of female sexual dysfunction, which could be the first product approved for this treatment in the U.S for menopausal women.

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BioSante Engages Deutsche Bank Securities Inc.:  BioSante engaged Deutsche Bank as its advisor in connection with BioSante’s ongoing process to explore strategic alternatives in order to maximize value to its stockholders.

Second Quarter Results:
BioSante incurred a net loss of approximately $6.0 million or ($0.22) per share for the quarter ended June 30, 2008 and $9.7 million or ($0.36) per share for the six months ended June 30, 2008, compared to a net loss of $2.4 million or ($0.10) per share and $4.2 million or ($0.18) per share for the same respective periods in 2007.  The increased net loss was due primarily to anticipated increased expenses relating to BioSante’s three ongoing LibiGel® (testosterone gel) Phase III clinical studies to support submission and approval of a new drug application (NDA) with the FDA.  The LibiGel Phase III safety and efficacy studies are being conducted under an FDA approved SPA.

The Company’s cash, cash equivalents and short-term investments as of June 30, 2008 were approximately $22.8 million, as compared to approximately $30.7 million as of December 31, 2007.

About BioSante Pharmaceuticals, Inc.
BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante's lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for novel vaccines, drug delivery and aesthetic medicine (BioLook™).  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
McKinney/Chicago
Alan Zachary
(312) 944-6784 ext. 316; azachary@mckinneychicago.com;

Investor Relations:
The Investor Relations Group
Investors:
Adam S. Holdsworth / Erica Ruderman
212-825-3210
or
Media:
Laura Colontrelle /Janet Vasquez
212-825-3210